EXHIBIT 23.1

We hereby consent to the use in the Prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form S-4 of SRI Receivables Purchase Co., Inc. ("SRPC") of our report dated April 19, 1996 relating to the financial statements of SRPC, which appears in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Houston, Texas
March 12, 1997